Exhibit 99.1

News For Immediate Release

Memorial Resource Development Corp. Announces Third Quarter Results

HOUSTON, November 4, 2015 – Memorial Resource Development Corp. (Nasdaq: MRD) announced today its operating and financial results for the three months ended September 30, 2015.

Financial highlights from third quarter 2015 include:

•	Increased average daily production 102% to 406 MMcfe/d for the third quarter 2015 compared to 201 MMcfe/d for the third quarter 2014
•	Reported Adjusted EBITDA(1) of $104.3 million for the third quarter 2015 compared to $76.2 million for the third quarter 2014
•	Increased Adjusted Net Income(1) to $19.2 million for the third quarter 2015 compared to $10.1 million for the third quarter 2014

Other significant highlights include:

•	Completed 22 gross horizontal wells in the third quarter 2015 including:
o	The two-well Bellevue Timber pad, which reported a combined thirty-day initial production (“IP”) rate of 60.9 MMcfe/d and represents the best two-well pad drilled in the field to-date
¡	Includes the Bellevue Timber 16 9HC-1 well, which reported a thirty-day IP rate of 36.1 MMcfe/d and represents the best well drilled in the field to-date
o	The Dowling 27-34 HC-1 well, which reported a thirty-day IP rate of 33.0 MMcfe/d and represents the second best well drilled in the field to-date
o	The four-well Wright pad, which reported a combined thirty-day IP rate of 83.8 MMcfe/d and represents the best four-well pad drilled in the field to-date
•

On October 22, 2015, completed the acquisition of approximately 45,807 gross (45,121 net) acres located in Jackson and Lincoln Parishes, Louisiana from a third party for approximately $284 million, subject to customary post-closing adjustments

•	Announced an acreage option agreement giving MRD the right, but not the obligation, to lease up to 39,619 net acres in Bienville, Claiborne, Jackson and Lincoln Parishes, Louisiana
•	Closed a public offering of 13,800,000 shares of common stock, which generated net proceeds of approximately $238.4 million
•	MRD’s borrowing base increased from $725.0 million to $1.0 billion

“Despite the current challenges facing the upstream oil and gas industry due to depressed commodity prices, MRD continues to thrive. We had another outstanding quarter and brought online twenty-two gross horizontal wells in Terryville Field, increasing quarterly production 52 percent compared to the second quarter 2015,” said John Weinzierl, Chief Executive Officer of MRD. “In addition, MRD added or secured the option to acquire 134,517 net acres year-to-date in and around Terryville Field, and we look forward to developing our newly acquired acreage beginning in 2016.”

Third Quarter 2015 Results

Unless otherwise indicated, the operating and financial results discussed in this press release only include the MRD Segment, which includes all of MRD’s operations except for Memorial Production Partners LP and its subsidiaries (“MEMP”)(2).

Net production increased 102% year-over-year to 406 MMcfe/d for the third quarter 2015 compared to 201 MMcfe/d for the third quarter 2014. Third quarter 2015 net production consisted of 313 MMcf/d of natural gas (77%), 11.4 MBbls/d of natural gas liquids (“NGLs”) (17%) and 4.0 MBbls/d of crude oil (6%).

Total revenues for the third quarter 2015 were $111.7 million compared to $99.0 million for the third quarter 2014. Total revenues were higher due to increased production which was partially offset by lower commodity prices. Total revenues do not include the impact of realized hedges.

Average realized prices for the quarter ending September 30, 2015 and 2014, before the effect of commodity derivatives, are presented below:

	Q3’15	Q3’14	Percent Change
Natural gas (per Mcf)	$2.71	$4.16	(35)%
NGL (per Bbl)	$16.39	$41.43	(60)%
Oil (per Bbl)	$44.25	$96.26	(54)%

Total (per Mcfe)	$2.99	$5.35	(44)%

Average realized prices for the quarter ending September 30, 2015 and 2014, after the effect of commodity derivatives, are presented below:

	Q3’15	Q3’14	Percent Change
Natural gas (per Mcf)	$3.53	$4.36	(19)%
NGL (per Bbl)	$26.46	$42.19	(37)%
Oil (per Bbl)	$71.76	$98.15	(27)%

Total (per Mcfe)	$4.17	$5.55	(25)%

Lease operating expense (“LOE”) for the third quarter 2015 was $7.9 million, or $0.21 per Mcfe, compared to $4.3 million, or $0.23 per Mcfe, for the third quarter 2014.

Gathering, processing and transportation expense for the third quarter 2015 was $31.8 million, or $0.85 per Mcfe, compared to $11.9 million, or $0.64 per Mcfe in the third quarter 2014. The year-over-year increase was primarily driven by increased production volumes and higher fees related to new, high-efficiency cryogenic natural gas processing services recently made available to the Terryville Field.

Production and ad valorem taxes were $2.8 million for the third quarter 2015, or $0.07 per Mcfe, compared to $3.0 million, or $0.16 per Mcfe, for the third quarter 2014. Third quarter 2015 production and ad valorem taxes decreased on a per unit basis compared to third quarter 2014 due to a higher percentage of production receiving tax exemptions.

General and administrative (“G&A”) expense for the third quarter 2015 was $11.7 million, or $0.31 per Mcfe, compared to $9.1 million, or $0.49 per Mcfe, for the third quarter 2014. During the third quarter 2015, G&A expense included $2.7 million, or $0.07 per Mcfe, of stock-based compensation expense.

Net interest expense during the third quarter 2015 was $9.2 million, including amortization of deferred financing fees of approximately $0.7 million. This compares to net interest expense during the third quarter 2014 of $9.9 million, including amortization of deferred financing fees of approximately $0.7 million.

MRD reported Adjusted Net Income(1) for the third quarter 2015 of $19.2 million compared to $10.1 million for the third quarter 2014.

Drilling and completion (“D&C”) capital expenditures, excluding leasehold and including facilities and capital workovers, totaled $193 million in the third quarter 2015. Year-to-date, MRD’s D&C capital expenditures, excluding leasehold and including facilities and capital workovers, were approximately $387 million, and MRD directed approximately 100% of its capital program to the Terryville Field during this time.

(1) Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures. Please see the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

(2) Because MRD controls MEMP through the ownership of its general partner (“MEMP GP”), MRD is required by accounting principles generally accepted in the United States of America (“GAAP”) to consolidate MEMP for accounting and financial reporting purposes even though MEMP GP only owns a 0.1% general partner interest and 50% of the incentive distribution rights in MEMP. MRD’s consolidated financial statements include two reportable business segments: (i) the MRD Segment, which reflects all of our operations except for MEMP and its subsidiaries and (ii) the MEMP Segment, which reflects the operations of MEMP and its subsidiaries. Although consolidated for accounting and financial reporting purposes, MRD and MEMP each have independent and non-recourse capital structures. The MRD Segment accounts for its investment in MEMP under the equity method. Please refer to MRD’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 for additional information.

Operational Update

MRD reported third quarter 2015 average daily production of 406 MMcfe/d, which represents a 52% sequential increase compared to the second quarter 2015. MRD turned 22 gross wells to sales during the third quarter 2015, which included MRD’s highest flowing 1-well, 2-well and 4-well pads brought online in the Terryville Field to-date. As of October 31, 2015, MRD had a total of 79 horizontal wells producing from its four primary zones in the Terryville Field.

The following table provides additional detail related to MRD’s 22 gross horizontal wells added in the Terryville Field during the third quarter 2015:

Well	Wells Completed	Avg. Well Lateral Length (Feet)	Avg. Well 30- Day IP Rate (MMcfe/d)(1)	30-Day IP Rate Per Thousand Foot of Lateral	Avg. Peak 24-Hour Rate (MMcfe/d)(2)
Upper Red	17	7,218	25.2	3.5	29.5
Lower Red	4	6,880	15.5	2.3	18.5
Upper Deep Pink	1	7,152	8.9	1.2	11.0

(1)	Average 30-day IP rates represent actual production rates incurred, which include various field and operational downtime events
(2)	Peak 24-hour rates represent the maximum 24-hour production rate reported within the 30-day IP rate period

On August 20, 2015, MRD completed the two-well Bellevue Timber pad targeting the Upper Red zone and with laterals spaced approximately 775 feet apart, consistent with MRD’s development plans for the Terryville Field. The pad delivered a combined 30-day IP rate of 60.9 MMcfe/d. The Bellevue Timber 16 9HC-1 single-well achieved a 30-day IP rate of 36.1 MMcfe/d, which represents the best 30-day IP rate drilled in the field to-date.

On September 10, 2015, MRD completed the one-well Dowling (27-34-HC-1) pad targeting the Upper Red zone that is located 7,620 feet northwest of the Louisiana Methodist Orphanage 2-11 HC-1 (“LMO”) well. The Dowling well delivered a 30-day IP rate of 33.0 MMcfe/d, which represents the second best well drilled in the field to-date.

On July 20, 2015, MRD completed the four-well Wright pad targeting the Upper Red (2 wells) and Lower Red (2 wells) zones. These four wells were equally spaced and vertically stacked in the Upper and Lower Red zones. The pad delivered a combined 30-day IP rate of 83.8 MMcfe/d, which represents the best four-well pad drilled in the field to-date.

MRD expects to bring online approximately 13 to 18 wells during the fourth quarter 2015, which is in line with MRD’s previously announced guidance for completions during this time. MRD expects a majority of these wells to come online during December 2015.

North Louisiana Acquisitions and Lease Additions

MRD continues to increase its ownership in North Louisiana through acreage acquisitions and an active leasing program. As of October 31, 2015, after giving effect to the acquisition described below, and assuming the full exercise of its recently announced option agreement, MRD had 217,740 gross (195,674 net) acres in and around the Terryville Field, which represents a 280% increase in net acres since its initial public offering in June 2014.

	Historical		Pro Forma Acreage Position
	As of December 31, 2014		As of October 31, 2015
	Gross	Net	Gross	Net
Over-Pressured Lower Cotton Valley:
Terryville Complex	73,737	61,157	131,643	111,279
Third Party Acquisition	-	-	46,328	44,776
NLA Acreage Option	-	-	39,769	39,619

	73,737	61,157	217,740	195,674

Other:
Other Louisiana	49,198	44,291	13,048	7,833

Total Acres	122,935	105,448	230,788	203,507

Note: Pro Forma Acreage Position table gives effect to (1) acquisition by MEMP of certain assets from MRD in East Texas and non-core Louisiana in February 2015 in exchange for cash and certain properties in North Louisiana, (2) divestiture by MRD of certain properties in April 2015 to a third-party in Colorado and Wyoming and (3) MRD’s full exercise of the NLA Acreage Option, which is exercisable through February 2017, and the acquisition and organic leasing efforts noted above

Financial Update

On September 25, 2015, MRD completed an underwritten public offering of 13,800,000 shares of its common stock, including the full exercise of the underwriter’s option to purchase additional shares. MRD used the net proceeds of approximately $238.4 million from the offering to fund a portion of the purchase price of its recently announced acquisition of producing and non-producing properties in North Louisiana.

During the quarter, MRD completed its mid-year reserves review and regularly scheduled semi-annual borrowing base redetermination by the lenders under MRD’s revolving credit facility. The borrowing base increased to $1.0 billion from the previous borrowing base of $725.0 million.

Total debt outstanding as of September 30, 2015 was $726.0 million, including $126.0 million of debt outstanding under MRD’s revolving credit facility and $600.0 million of senior notes due 2022. As of September 30, 2015, MRD’s liquidity of $880.8 million consisted of $6.8 million of cash and cash equivalents and $874.0 million of availability under its revolving credit facility.

Hedging Update

MRD utilizes its hedging program to mitigate financial risks and the effects of commodity price volatility. Total hedged production in the third quarter of 2015 was 27.3 Bcfe, or 73% of third quarter production of 37.3 Bcfe, which settled at an average hedge price of $4.84 per Mcfe. As of October 31, 2015, MRD has hedged approximately 69% of its expected fourth quarter 2015 production on an equivalent basis (using the mid-point of MRD’s 2015 guidance range). As of September 30, 2015, the mark-to-market value of MRD’s hedge book was approximately $344 million.

The following table reflects MRD’s hedged volumes and corresponding weighted-average price, as of October 31, 2015.

	Remaining 2015	2016	2017	2018
Natural Gas Derivative Contracts:
Total natural gas volumes hedged (MMBtu)	22,890,000	116,040,000	98,040,000	96,600,000
Total weighted-average price(1)	$3.94	$3.76	$3.78	$3.87
Percent of expected production hedged(2)	89%

Crude Oil Derivative Contracts:
Total crude oil volumes hedged (Bbl)	249,000	426,000	336,000	379,500
Total weighted-average price(1)	$88.57	$88.64	$84.70	$84.50
Percent of expected production hedged(2)	90%

Natural Gas Liquids Derivative Contracts:
Total natural gas liquids volumes hedged (Bbl)	489,000	2,227,895	–	–
Total weighted-average price(1)	$41.52	$34.06	–	–
Percent of expected production hedged(2)	24%

Total Derivative Contracts:
Total hedged production (MMBtue)	27,318,000	131,963,371	100,056,000	98,877,000
Total weighted-average price(1)	$4.85	$4.17	$3.99	$4.10
Percent of expected production hedged(2)	69%

Note: 2015 hedge volumes represent the period October – December 2015

(1)	Utilizing the mid-point for collars
(2)	Using the mid-point of MRD’s 2015 guidance ranges

For more detailed information about MRD’s hedging program as of October 31, 2015, please see the “Commodity Hedging Overview” presentation on MRD’s website, www.memorialrd.com, under the Investor Relations section.

Quarterly Report on Form 10-Q

MRD’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which will be filed with the U.S. Securities and Exchange Commission (“SEC”) on or before November 6, 2015.

Conference Call and Webcast

MRD will host an investor conference call today at 2:00 p.m. Central Time (3:00 p.m. Eastern Time) to discuss these operating and financial results. Interested parties may join the webcast by visiting MRD’s website www.memorialrd.com and clicking on the webcast link or by dialing (844) 735-9435, or (804) 681-3660 for international calls, at least 15 minutes before the call begins and providing the passcode 62726023. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MRD’s website www.memorialrd.com or by dialing (855) 859-2056 and providing the passcode 62726023.

About Memorial Resource Development Corp.

Memorial Resource Development Corp. is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties in North Louisiana. For more information, please visit our website at www.memorialrd.com.

Cautionary Statement Concerning Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “will,” “plans,” “seeks,” “believes,” “estimates,” “could,” “expects” and similar references to future periods. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond MRD’s control. All statements, other than historical facts included in this press release, that address activities, events or developments that MRD expects or anticipates will or may occur in the future, including such things as MRD’s future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, future drilling locations and inventory, competitive strengths, goals, expansion and growth of MRD’s business and operations, plans, successful consummation and integration of acquisitions and other transactions, market conditions, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Although MRD believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

MRD cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond MRD’s control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital; and the timing of development expenditures. Information concerning these and other factors can be found in MRD’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by MRD will be realized, or even if realized, that they will have the expected consequences to or effects on MRD, its business or operations. MRD has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Adjusted Net Income. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MRD’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MRD’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MRD does.

Memorial Resource Development Corp.

Operating Data - MRD Segment

	For the Three Months Ended September 30,
	2015	2014
Production volumes:
Oil Sales (MBbls)	365	200
NGL Sales (MBbls)	1,052	470
Natural Gas Sales (MMcf)	28,827	14,499

Total (MMcfe)	37,329	18,519
Total (MMcfe/d)	405.8	201.3

Average unit costs per Mcfe:
Lease operating expense	$0.21	$0.23
Gathering, processing and transportation	$0.85	$0.64
Production and ad valorem taxes	$0.07	$0.16
General and administrative expenses	$0.31	$0.49
Cash settlements received / (paid) on commodity derivatives	$1.18	$0.20

Memorial Resource Development Corp.

Statements of Operations - MRD Segment

	For the Three Months Ended September 30,
(Amounts in $000s)	2015	2014

Revenues:
Oil & natural gas sales	$111,654	$99,029
Other income	-	6

Total revenues	111,654	99,035

Costs and Expenses:
Lease operating	7,949	4,333
Gathering, processing & transportation	22,633	11,941
Gathering, processing & transportation - affiliate	9,215	-
Exploration	4,068	133
Production and ad valorem taxes	2,751	2,987
Depreciation, depletion and amortization	53,035	30,798
General and administrative	11,695	9,127
Incentive unit compensation expense	4,965	25,550
Accretion of asset retirement obligations	95	132
(Gain) loss on commodity derivatives instruments	(125,167)	(33,090)

Total costs and expenses	(8,761)	51,911

Operating income	120,415	47,124

Other Income (Expense):
Interest expense, net	(9,176)	(9,887)
Equity (loss)	(175)	86
Other income	(82)	15

Total other expense	(9,433)	(9,786)

Income before income taxes	110,982	37,338

Income tax expense	(54,431)	(26,522)

Net income attributable to MRD Segment	$56,551	$10,816

Memorial Resource Development Corp.

Calculation of Adjusted EBITDA - MRD Segment

We evaluate segment performance based on Adjusted EBITDA. Adjusted EBITDA is defined as net income (loss), plus interest expense; debt extinguishment costs; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived properties; accretion of asset retirement obligations; losses on commodity derivative contracts and cash settlements received; losses on sale of properties; stock-based compensation; incentive-based compensation expenses; exploration costs; provision for environmental remediation; equity loss from MEMP; cash distributions from MEMP; transaction related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; gains on commodity derivative contracts and cash settlements paid; equity income from MEMP; gains on sale of assets and other non-routine items.

The following table presents the MRD Segment information for the periods indicated:

	For the Three Months Ended September 30,
(Amounts in $000s)	2015	2014

MRD Segment net income (loss)	$56,551	$10,816

Add (Deduct):

Interest expense, net	9,176	9,887
Income tax expense (benefit)	54,431	26,522
Depreciation, depletion and amortization	53,035	30,798
Accretion of asset retirement obligations	95	132
(Gains) losses on commodity derivatives	(125,167)	(33,090)
Cash settlements received (paid) on commodity derivatives	44,010	3,699
Transaction related costs	213	500
Stock-based compensation (LTIPs)	2,692	1,312
Incentive-based unit compensation expenses	4,965	25,550
Exploration costs	4,068	133
Equity (income) loss in MEMP	175	(86)
Cash distributions from MEMP	75	64

MRD Segment Adjusted EBITDA	$104,319	$76,237

Memorial Resource Development Corp.

Calculation of Adjusted Net Income - MRD Segment

MRD Segment Adjusted Net Income is a supplemental non-GAAP financial measure that is used by external users of MRD’s financial statements. We define MRD Segment Adjusted Net Income as net income excluding the impact of certain items including gains or losses on commodity derivative instruments not yet settled, gains or losses on sales of properties, debt extinguishment costs, equity income in MEMP, stock-based compensation and incentive-unit compensation expense. We believe MRD Segment Adjusted Net Income is useful to investors because it provides readers with a more meaningful measure of our profitability before recording certain items for which the timing or amount cannot be reasonably determined. However, this measure is provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP. The following table provides a reconciliation of net income (loss) as determined in accordance with GAAP to adjusted net income for the periods indicated:

The following table presents the MRD Segment information for the periods indicated:

	For the Three Months Ended September 30,
(Amounts in $000s)	2015	2014

MRD Segment net income (loss)	$56,551	$10,816

Add (Deduct):
(Gains) losses on commodity derivatives	(125,167)	(33,090)
Cash settlements (paid) received on commodity derivatives	44,010	3,699
Stock-based compensation (LTIPs)	2,692	1,312
Incentive-based compensation expenses	4,965	25,550
Equity (income) loss in MEMP	175	(86)

MRD segment adjusted net income (loss) before tax effect	(16,774)	8,201
Tax effect related to adjustments	36,003	1,857

MRD Segment Adjusted Net Income	$19,229	$10,058

Memorial Resource Development Corp.

Commodity Hedge Positions - MRD Segment

At September 30, 2015, the MRD Segment had the following open commodity positions:

	Remaining 2015	2016	2017	2018
Natural Gas Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (MMBtu)	3,400,000	2,570,000	1,770,000	4,600,000
Weighted-average fixed price	$4.15	$4.09	$4.24	$4.06

Collar contracts:
Average Monthly Volume (MMBtu)	130,000	1,100,000	1,050,000	—
Weighted-average floor price	$4.00	$4.00	$4.00	$—
Weighted-average ceiling price	$4.64	$4.71	$5.06	$—

Purchased put option contracts:
Average Monthly Volume (MMBtu)	4,100,000	6,000,000	5,350,000	3,450,000
Weighted-average strike price	$3.75	$3.51	$3.48	$3.62
Weighted-average deferred premium paid	$(0.33)	$(0.34)	$(0.32)	$(0.34)

Written call option contracts (1):
Average Monthly Volume (MMBtu)	3,225,000	—	—	—
Weighted-average sold strike price	$3.75	$—	$—	$—
Weighted-average deferred premium received	$0.08	$—	$—	$—

TGT Z1 basis swaps:
Average Monthly Volume (MMBtu)	3,380,000	1,120,000	200,000	—
Spread - Henry Hub	$(0.10)	$(0.10)	$(0.08)	$—

Crude Oil Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (Bbls)	42,000	8,500	28,000	31,625
Weighted-average fixed price	$91.67	$84.80	$84.70	$84.50

Collar contracts:
Average Monthly Volume (Bbls)	2,000	27,000	—	—
Weighted-average floor price	$85.00	$80.00	$—	$—
Weighted-average ceiling price	$101.35	$99.70	$—	$—

Purchased put option contracts:
Average Monthly Volume (Bbls)	39,000	—	—	—
Weighted-average strike price	$85.00	$—	$—	$—
Weighted-average deferred premium paid	$(3.80)	$—	$—	$—

Written call option contracts (1):
Average Monthly Volume (Bbls)	29,250	—	—	—
Weighted-average sold strike price	$85.00	$—	$—	$—
Weighted-average deferred premium received	$0.48	$—	$—	$—

NGL Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (Bbls)	163,000	185,658	—	—
Weighted-average fixed price	$41.52	$34.06	$—	$—

(1)	These transactions were entered into for the purpose of creating a ceiling on our put options, which effectively converted the applicable puts into swaps

Memorial Resource Development Corp.

Statements of Operations - MRD Corp. Consolidated

Included below is MRD’s consolidated and combined statement of operations disaggregated by reportable segment for the period indicated (in thousands):

	Three Months Ended September 30, 2015
	MRD	MEMP	Other, Adjustments & Eliminations	Consolidated
Revenues:
Oil & natural gas sales	$111,654	$87,519	$—	$199,173
Other revenues	—	564	—	564

Total revenues	111,654	88,083	—	199,737

Costs and expenses:
Lease operating	7,949	45,416	—	53,365
Gathering, processing, and transportation	22,633	8,134	—	30,767
Gathering, processing, and transportation - affiliate	9,215	—	—	9,215
Pipeline operating	—	461	—	461
Exploration	4,068	2,141	—	6,209
Production and ad valorem taxes	2,751	6,896	—	9,647
Depreciation, depletion, and amortization	53,035	53,305	—	106,340
Impairment of proved oil and natural gas properties	—	361,836	—	361,836
Incentive unit compensation expense	4,965	—	—	4,965
General and administrative	11,695	13,910	—	25,605
Accretion of asset retirement obligations	95	1,716	—	1,811
(Gain) loss on commodity derivative instruments	(125,167)	(244,888)	—	(370,055)

Total costs and expenses	(8,761)	248,927	—	240,166

Operating income (loss)	120,415	(160,844)	—	(40,429)
Other income (expense):
Interest expense, net	(9,176)	(31,255)	—	(40,431)
Earnings from equity investments	(175)	—	175	—
Other, net	(82)	11	—	(71)

Total other income (expense)	(9,433)	(31,244)	175	(40,502)

Income (loss) before income taxes	110,982	(192,088)	175	(80,931)
Income tax benefit (expense)	(54,431)	107	—	(54,324)

Net income (loss)	$56,551	$(191,981)	$175	$(135,255)

	Three Months Ended September 30, 2014
	MRD	MEMP	Other, Adjustments & Eliminations	Consolidated
Revenues:
Oil & natural gas sales	$99,029	$164,935	$—	$263,964
Other revenues	6	1,326	—	1,332

Total revenues	99,035	166,261	—	265,296

Costs and expenses:
Lease operating	4,333	41,878	—	46,211
Gathering, processing, and transportation	11,941	7,862	—	19,803
Pipeline operating	—	431	—	431
Exploration	133	42	—	175
Production and ad valorem taxes	2,987	11,053	—	14,040
Depreciation, depletion, and amortization	30,798	53,649	—	84,447
Impairment of proved oil and natural gas properties	—	67,181	—	67,181
Incentive unit compensation expense	25,550	—	—	25,550
General and administrative	9,127	12,069	—	21,196
Accretion of asset retirement obligations	132	1,421	—	1,553
(Gain) loss on commodity derivative instruments	(33,090)	(156,402)	—	(189,492)

Total costs and expenses	51,911	39,184	—	91,095

Operating income (loss)	47,124	127,077	—	174,201
Other income (expense):
Interest expense, net	(9,887)	(26,458)	—	(36,345)
Earnings from equity investments	86	—	(86)	—
Other, net	15	—	—	15

Total other income (expense)	(9,786)	(26,458)	(86)	(36,330)

Income (loss) before income taxes	37,338	100,619	(86)	137,871
Income tax benefit (expense)	(26,522)	688	—	(25,834)

Net income (loss)	$10,816	$101,307	$(86)	$112,037

Contact:

Memorial Resource Development Corp.

Hays Mabry – Manager, Investor Relations

(713) 588-8339

ir@memorialrd.com